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                                                                      EXHIBIT 12
     Statement re:  Computation of Ratios

                     FIRST HAWAIIAN, INC. AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES



                                                                            YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------------------


                                                1995               1994           1993               1992             1991
                                            ------------      ------------    ------------      ------------     ------------
                                                                         (dollars in thousands)
Income before income taxes
and cumulative effect of a
change in accounting principle                $  122,138      $   111,501       $  119,105       $  127,880       $   120,200
                                              ----------      -----------       ----------       ----------       -----------


Fixed charges:(1)
  Interest expense                               265,297          179,688          163,541          217,693           270,851
  Rental expense                                   4,600            5,355            4,013            5,801             2,914
                                              ----------      -----------       ----------       ----------       -----------
                                                 269,897          185,043          167,554          223,494           273,765
Less interest on deposits                        176,048          120,289          129,719          186,725           255,099
                                              ----------      -----------       -----------      -----------      -----------

  Net fixed charges                               93,849           64,754           37,835           36,769            18,666
                                              ----------      -----------       ----------       ----------       -----------

  Earnings, excluding
      interest on deposits                    $  215,987      $   176,255       $  156,940       $  164,649       $   138,866
                                              ==========      ===========       ==========       ==========       ===========

  Earnings, including
      interest on deposits                    $  392,035      $   296,544       $  286,659       $  351,374       $   393,965
                                              ==========      ===========       ==========       ==========       ===========

Ratio of earnings to
  fixed charges:

  Excluding interest
      on deposits                                   2.30 X           2.72  x          4.15 x           4.48  x           7.44 x

  Including interest
      on deposits                                   1.45 X           1.60  x          1.71 x           1.57  x           1.44 x



(1) For purposes of computing the above ratios, earnings represent income before income taxes and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.